AMENDMENT NO. 02
Astoria Financial Corporation
2007 Non-Employee Directors Stock Plan	BOARD OF DIRECTORS
APPROVAL DATE: _____________________

(Adopted on March 23, 2007)	STOCKHOLDER
AMENDMENT	APPROVAL DATE _____________________

1.           Article II — Article II shall be amended by adding a new section 2.20 which shall read in its entirety as follows:

 Section 2.4          Change in Control of the Corporation means any of the following events:

(a)           consummation of a transaction that would result in the reorganization, merger or consolidation of Astoria Financial Corporation with one or more other persons, other than a transaction following which:

(i)           at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in Astoria Financial Corporation; and

(ii)           at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of Astoria Financial Corporation;

(b)           the acquisition of all or substantially all of the assets of Astoria Financial Corporation or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of Astoria Financial Corporation entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(c)           complete liquidation or dissolution of Astoria Financial Corporation, or approval by the stockholders of Astoria Financial Corporation of a plan for such liquidation or dissolution;

(d)           the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of Astoria Financial Corporation do not belong to any of the following groups:

(i)           individuals who were members of the Board of Directors of Astoria Financial Corporation on the date of this Agreement; or

(ii)           individuals who first became members of the Board of Directors of Astoria Financial Corporation after the date of this Agreement either:

(A)           upon election to serve as a member of the Board of Directors of Astoria Financial Corporation by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or
(B)           upon election by the stockholders of Astoria Financial Corporation to serve as a member of the Board of Directors of Astoria Financial Corporation, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of Astoria Financial Corporation, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of Astoria Financial Corporation; or

(e)           any event which would be described in section 2.4(a), (b), (c) or (d) if the term “Association” was substituted for the term “Astoria Financial Corporation” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of Astoria Financial Corporation, the Association, or a subsidiary of either of them, by Astoria Financial Corporation, the Association, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 2.4, the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

2.            Article III — The heading of section 3.3 shall be amended to read in its entirety as follows: “Insufficient Shares Available”.

3.           Article VII — Section 7.10 shall be amended to read in its entirety as follows:

Section 7.10     Effect of Grant Instrument.  To the extent the vesting of Shares issued or issuable to an Eligible Director hereunder in consideration for the performance of future services, the Eligible Director’s performance of services for the Corporation after knowing such Shares have been issued shall be deemed acceptance of a written contract for the performance of such future service, in the form of the Grant Instrument, but such future services shall not, in the absence of a determination to the contrary by the Board of Directors of the Corporation at the time of issuance, constitute all or a portion of the consideration for the issuance of such Shares.  The Eligible Director’s services to the Corporation prior to the date of issuance (including but not limited to a newly elected or appointed Eligible Director’s acceptance of appointment or election) shall, in the absence of a determination to the contrary by the Board of Directors of the Corporation at the time of issuance, constitute full consideration for the issuance of the Shares having a value equal to or greater than the par value of such Shares.

In Witness Whereof, this Amendment has been signed by an officer of Astoria Financial Corporation thereunto duly authorized.

Astoria Financial Corporation

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